Exhibit 10(c)1
Amendment No. 1 to Loan Guarantee Agreement
This Amendment No. 1 to Loan Guarantee Agreement, dated as of June 4, 2015 (this "Agreement"), is between Georgia Power Company, a corporation organized and existing under the laws of the State of Georgia (the "Borrower"), and the U.S. Department of Energy, an agency of the United States of America, acting by and through the Secretary of Energy (or appropriate authorized representative thereof) ("DOE").
WHEREAS, the Borrower and DOE have entered into that certain Loan Guarantee Agreement, dated as of February 20, 2014 (such agreement, as amended, amended and restated, restated, supplemented or otherwise modified from time to time, the "Loan Guarantee Agreement"); and
WHEREAS, the Borrower and DOE desire to amend the Loan Guarantee Agreement as provided below.
NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.	Definitions.
Capitalized terms used and not defined in this Agreement have the meanings provided in the Loan Guarantee Agreement. Unless otherwise indicated, all section references are to the Loan Guarantee Agreement.

Section 2.	Amendments.
The Borrower and DOE by their respective signatures below hereby amend the Loan Guarantee Agreement by deleting Section 4.2.8 (Title Continuation) in its entirety and replacing it with the following new Section 4.2.8 (Title Continuation):
4.2.8. Title Continuation.
DOE shall have received a construction bringdown endorsement insuring that the Deed to Secure Debt remains a first priority Lien on the Borrower's unencumbered fee title, under the relevant laws of the State of Georgia, to the Borrower's Undivided Interest in and to the Project Site (subject only to Permitted Liens and the December 2013 Mechanic’s Lien Exception) as is necessary for the development of the Project. Such endorsement shall be delivered to DOE on a date (i) not earlier than eight (8) Business Days and not later than six (6) Business Days prior to the relevant Advance Date in the case of an Advance in an amount less than $500,000,000; (ii) not earlier than ten (10) Business Days and not later than eight (8) Business Days prior to the relevant Advance Date in the case of an Advance in an amount equal to or greater than $500,000,000 and less than $2,000,000,000; and (iii) not earlier than fifteen (15) Business Days and not later than thirteen (13) Business Days prior to the relevant Advance Date in the case of an Advance in an amount equal to or greater than $2,000,000,000. Further, such endorsement shall amend the title insurance policy by extending the “Date of Policy” to a date that is not earlier than fifteen (15) Business Days prior to the delivery date to DOE.

Section 3.	Representations and Warranties of Borrower.
Borrower by its signature below hereby represents and warrants, as of the date hereof, that:
a.it is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Georgia, and has all requisite corporate power and authority to execute, deliver, perform and observe the terms and conditions of this Agreement;
b.this Agreement is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to Bankruptcy Laws and general principles of equity, regardless of whether enforcement is considered in a proceeding at law or in equity; and
c.the Borrower has duly authorized, executed and delivered this Agreement, and neither its execution and delivery hereof nor its consummation of the transactions contemplated hereby nor its compliance with the terms hereof (i) contravenes its Organizational Documents, (ii) contravenes any Governmental Rules where such contravention would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Project to be completed, (iii) contravenes or results in any breach or constitutes any default under any Governmental Judgment, where such contravention, breach or default would reasonably be expected to have a Material Adverse Effect or material adverse effect on the ability of the Project to be completed, (iv) contravenes or results in any breach or constitutes any default under any agreement or instrument to which it is a party or by which it or any of its revenues, properties or assets may be bound, except where such contravention, breach or default would not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Project to be completed or, (v) results in or requires the creation of any Lien upon any of its revenues, properties or assets, or (vi) requires the consent or approval of any Person which has not been obtained. .

Section 4.	Miscellaneous
a.This Agreement is a Loan Document. The Loan Guarantee Agreement, as amended by this Agreement, is and shall continue to be in full force and effect and is hereby in all respects ratified.

b.This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the Federal law of the United States of America. To the extent that Federal law does not specify the appropriate rule of decision for a particular matter at issue, it is the intention and agreement of the parties hereto that the law of the State of New York (without giving effect to its conflict of laws principles (except Section 5-1401 of the New York General Obligations Law)) shall be adopted as the governing Federal rule of decision.
c.This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.
d.Delivery of an executed counterpart of a signature page of this Agreement by telecopy or portable document format ("PDF") shall be effective as delivery of a manually executed counterpart of this Agreement.
[Remainder of page intentionally blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers or representatives as of the day and year first above written.

U.S. DEPARTMENT OF ENERGY,
as Guarantor

By:	/s/Robert C. Marcum
	Name:	Robert C. Marcum
	Title:	Acting Director Portfolio Management Division 6/4/2015

[First Amendment to the Loan Guarantee Agreement- Signature Page]

GEORGIA POWER COMPANY,
as Borrower

By:	/s/W. Ron Hinson
	Name:	W. Ron Hinson
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

[Amendment No. 1 to Loan Guarantee Agreement- Signature Page]